Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX REPORTS 2004 EPS of $.24 vs. LOSS of ($.23); SALES UP 14%

MEDWAY, MA - February 9, 2005 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the fourth quarter and year ended December 31, 2004. Net sales for the quarter were $29,803,000 versus $26,587,000 for the comparable 2003 period, an increase of 12%. Net income for the quarter ended December 31, 2004 was $1,607,000, or $0.10 per share on a fully diluted basis, compared to net income of $796,000, or $0.08 per share on a fully diluted basis, for the fourth quarter of 2003. Net sales for the year ended December 31, 2004 were $103,023,000 compared to $90,195,000 for 2003, an increase of 14%. The net income for the year ended December 31, 2004 was $3,225,000, or $0.24 per fully diluted share, compared to a net loss of ($1,761,000), or ($0.23) per fully diluted share, for 2003.

John Aglialoro, Chairman and CEO stated, “The 14% sales growth for 2004 is the result of our commitment to innovation and we believe we have a strong pipeline of new products including Trazer, which we expect to begin selling in the second quarter of 2005. Trazer is a virtual reality based exercise product that evaluates performance and movement. Operating income for the fourth quarter increased 31% over the same period in 2003, despite the impact of higher steel costs. We strengthened our balance sheet considerably during 2004, which will facilitate our efforts to continue to grow and fulfill the needs of new markets.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

(Financial Tables to Follow)

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net sales	$29,803	$26,587	$103,023	$90,195
Cost of sales	19,507	16,859	65,951	59,541

Gross profit	10,296	9,728	37,072	30,654
As a percentage of net sales	34.5%	36.6%	36.0%	34.0%
Selling, general and administrative expenses	7,960	7,948	30,191	28,862

Operating income	2,336	1,780	6,881	1,792
Interest expense, net	637	984	3,525	3,604

Income (loss) before income taxes	1,699	796	3,356	(1,812)
Income tax provision (benefit)	92	—	131	(51)

Net income (loss)	1,607	796	3,225	(1,761)
Preferred stock dividends	—	(122)	(276)	(244)

Net income (loss) attributable to common stockholders	$1,607	$674	$2,949	$(2,005)

Basic net income (loss) per share	$0.11	$0.08	$0.26	$(0.23)

Diluted net income (loss) per share	$0.10	$0.08	$0.24	$(0.23)

Shares used in computing basic net income (loss) per share	14,983	8,831	11,358	8,831

Shares used in computing diluted net income (loss) per share	15,717	8,932	12,355	8,831

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,826	$749
Accounts receivable, net	15,891	13,755
Inventories	8,014	7,910
Prepaid expenses and other	2,230	2,081

Total current assets	27,961	24,495

Property and equipment, net	13,544	14,472
Goodwill	11,247	11,247
Other assets	1,734	3,174

	$54,486	$53,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$9,116	$12,261
Accounts payable	5,377	7,200
Accrued expenses	9,604	9,916

Total current liabilities	24,097	29,377

Long-term debt, less current maturities	11,489	14,825
Other liabilities	3,114	3,168

Total liabilities	38,700	47,370

Stockholders’ equity	15,786	6,018

	$54,486	$53,388

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